                                                                    Exhibit 4(k)

                       METROPOLITAN LIFE INSURANCE COMPANY

                                [200 Park Avenue
                            New York, New York 10166]

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GUARANTEED WITHDRAWAL BENEFIT ENDORSEMENT

ENDORSEMENT DATE:

As of the Endorsement Date, the following section has been added to your Guaranteed Withdrawal Benefit Rider:

QUALIFIED DISTRIBUTION PROGRAM

     Your Contract is a Qualified Distribution Program if:

     1)   This Rider is made part of a Contract subject to the requirements of
          Section 401(a)(9) of the Internal Revenue Code of 1986, as may be subsequently amended (the "Code") and the regulations thereunder; and

     2) You withdraw the "Required Minimum Distribution Amount". The "Required Minimum Distribution Amount" is the required minimum distribution under Section 401(a)(9) of the Code and the regulations thereunder that is withdrawn from Your Contract automatically when you enroll in Our automatic minimum distribution service. Our automatic minimum distribution service is based on information relating to this Contract only. We ignore all other account balances from other funding vehicles. If you do not enroll in Our automatic minimum distribution service, required minimum distribution withdrawals under Section 401(a)(9) of the Code will not be treated as Required Minimum Distribution Amounts and Your Annual Benefit Payment will not be increased to the Required Minimum Distribution Amount under this Rider.

     Withdrawals intended to satisfy Section 72(t) or (q) of the Code, or from non-qualified or Roth IRA Contracts are not considered to be withdrawn from a Qualified Distribution Program.

The following paragraph has been added to the Annual Benefit Payment section of your Guaranteed Withdrawal Benefit Rider:

          If this Contract is a Qualified Distribution Program (defined above), after your first Contract Year, your Annual Benefit Payment will be set equal to your Required Minimum Distribution Amount, if applicable, for that year, if greater.

The following changes are made to the Guaranteed Withdrawal Benefit Rider (GWB)
Specifications:

          GWB FIRST OPTIONAL RESET DATE: 3rd or subsequent Contract Anniversary, subject to the Maximum Reset Age.
          GWB OPTIONAL RESET WAITING PERIOD: 3 years
          GWB FEE RATE: 0.50% when Benefit Base is greater than zero, 0.0% when
           Benefit Base is zero.

is substituted for

          GWB FIRST OPTIONAL RESET DATE: 5th or subsequent Contract Anniversary, subject to the Maximum Reset Age.
          GWB OPTIONAL RESET WAITING PERIOD: 5 years
          GWB FEE RATE: 0.50%

Metropolitan Life Insurance Company has caused this Rider to be signed by its Vice-President & Secretary.

/s/ Gwenn L. Carr
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[Gwenn L. Carr
Vice-President & Secretary]

ML-GWB (11/05)-E